EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-140992, 333-140991, 333-134005, 333-45900, 333-57506, 333-67173, 333-81302, 333-85842, 333-85846 and 333-119866) of Crown Holdings, Inc. of our report dated February 27, 2009 relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in this Form 10-K and our report dated February 27, 2009, relating to the financial statements and financial statement schedule of Crown Cork & Seal Company, Inc., which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
February 27, 2009